EXHIBIT 1.4
NGTV
a California corporation
SELLING SECURITY HOLDER
UNDERWRITING AGREEMENT
[5,997,174] Units, each Unit consisting of
One (1) Share of Common Stock and
One (1) Redeemable Common Stock Purchase Warrant
                    , 2006
Capital Growth Financial, LLC
225 NE Mizner Blvd., Suite 750
Boca Raton, Florida 33432
As Representative of the Underwriters
named on Schedule A hereto
Ladies and Gentlemen:
     This Selling Security Holder Underwriting Agreement relates to the proposed sale by NGTV, a corporation organized and existing under the laws of California (the “Company”), and certain shareholders of the Company identified on Schedule A hereto (collectively, the “Selling Security Holders”), to the several underwriters named on Schedule B hereto (collectively, the “Underwriters”), for whom Capital Growth Financial, LLC is acting as representative (in such capacity, the “Representative”), severally, of an aggregate of [5,997,174] units (the “Firm Units”), each Firm Unit comprised of: one (1) share of the Company’s common stock, no par value per share, and one (1) Redeemable Common Stock Purchase Warrant to purchase one-half (1/2) of one (1) share of common stock, of which [4,166,667] Firm Units are to be issued and sold by the Company (the “Company Firm Units”) and [1,830,507] Firm Units are to be sold by the Selling Security Holders (the “Holder Firm Units”), with each Selling Security Holder selling, except as noted below, the number of Holder Firm Units corresponding to its name on Schedule A.
     The terms and conditions under which the Company has agreed to issue and sell the Company Units are set forth in an Underwriting Agreement of even date herewith by and between the Company and the Representative (the “Company Underwriting Agreement”). Defined terms not otherwise defined herein shall have the meanings ascribed to them in the Company Underwriting Agreement. The Firm Units do not include Additional Units that may be sold by the Company to the Underwriters pursuant to the Company Underwriting Agreement in

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the event that the Representative exercises the Over-Allotment Option granted to it by the Company.
     The Firm Units are being sold to the Underwriters in connection with a proposed public offering of the Firm Units and the Additional Units pursuant to this Agreement, the Company Underwriting Agreement and a registration statement on Form S-1 filed by the Company with the United States Securities and Exchange Commission.
     1. Representations and Warranties and Agreements of the Selling Security Holders. Each Selling Security Holder, severally and not jointly, represents and warrants to and agrees with the Company and each of the Underwriters that:
          (a) This Agreement has been duly authorized, executed and delivered by or on behalf of such Selling Security Holder and contains the valid and binding agreements of such Selling Security Holder, enforceable against such Selling Security Holder in accordance with the terms hereof, except as enforceability may be limited by the laws of equity or applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) The execution and delivery by such Selling Security Holder of, and the performance by such Selling Security Holder of its obligations under this Agreement, does not and will not contravene any provision of applicable law, or the certificate of incorporation or bylaws of such Selling Security Holder (if such Selling Security Holder is a corporation), organizational documents (if such Selling Security Holder is an entity other than a corporation) or any agreement or other instrument binding upon such Selling Security Holder or any judgment, order or decree of any governmental body, agency or court having jurisdiction over such Selling Security Holder, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by such Selling Security Holder of its obligations under this Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the Offering.
          (c) Such Selling Security Holder has, and on the Closing Date will have, valid title or entitlement to the Holder Firm Units to be sold by such Selling Security Holder under this Agreement (the “Holder’s Units”), free and clear of all Liens, and the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Holder’s Units to the Underwriters.
          (d) Such Selling Security Holder (i) has not heretofore received delivery of certificates evidencing the Holder’s Units (or their component Unit Shares and Unit Warrants) and (ii) confirms that the Holder’s Units are issuable to such Selling Security Holder at the time of automatic conversion into Holder Firm Units of a certain convertible promissory note previously issued by the Company to the Selling Security Holder (the “Seller Note”). Such Selling Security Holder understands and agrees that upon and to the extent of conversion of the

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Seller Note into Holder Firm Units at the Closing, the Seller Note will thereupon terminate and cease to be of further force or effect. Such Selling Security Holder covenants and agrees to deliver its original Seller Note to the Company on or before the Closing Date, or as soon thereafter as is practicable. In the event that only a portion of the Seller Note is converted into Holder Firm Units, the Company shall issue a new note to the Selling Security Holder in the principal amount of the Seller Note that is not so converted. Such Selling Security Holder hereby indemnifies and holds the Company harmless from and against any presentment for payment of the Seller Note by the Selling Security Holder or any other person subsequent to the Closing Date.
          (e) Subject to the provisions of this Agreement and delivery to the Selling Security Holder of the Purchase Price for the Holder’s Units in accordance with Section 3 of this Agreement, in order to facilitate timely delivery of certificates evidencing the Holder’s Units to the Underwriters at the Closing, upon conversion of its Seller Note into Holder Firm Units, the Selling Security Holder hereby waives receipt of certificates evidencing the Holder’s Units (or their component Unit Shares and Unit Warrants).
          (f) For purposes of effectuating the provisions of Section 1(e) and 3(d) hereof, upon conversion of the Seller Note into Holder’s Units, the Selling Security Holder hereby appoints the President of the Company, with full power of substitution, as its duly constituted attorney-in-fact to (i) instruct the Company’s transfer agent to (A) register the Holder’s Units on its books and records in the name of the Selling Security Holder and (B) transfer the Holder’s Units to the Underwriter at the Closing of the Offering, against payment therefore, and register such Holder’s Units in such name(s) as may be designated by the Representative and (ii) do all things that are reasonably necessary in order to effectuate the provisions of this Section 1(f) and Section 3(d) hereof. The Selling Security Holder hereby indemnifies and holds the Company, its President and any such substitute harmless from and against any and all claims, liabilities, damages, costs and expenses that arise as a result of the Company performing the actions described in this Section 1(f) and 3(d) hereof.
          (g) Delivery of the Holder’s Units and payment therefore pursuant to this Agreement will pass valid title to such Holder’s Units, free and clear of Liens or other adverse claim, to each Underwriter who purchased such Holder’s Units without notice of an adverse claim.
          (h) Such Selling Security Holder is not prompted by any information concerning the Company which is not set forth in the Prospectus to sell its Holder’s Units pursuant to this Agreement.
          (i) Except as otherwise disclosed in writing by such Selling Security Holder to the Company and the Representative, such Selling Security Holder:
               (i) is not a party to an oral or written agreements with the Representative, any Underwriter or any other member of the National Association of Securities

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Dealers, Inc. (“NASD”) or any associated person of the Representative, any Underwriter or any such member, concerning the disposition of its Holder’s Units, other than as set forth in this Agreement;
               (ii) is not a broker or dealer or otherwise employed by, or an equity owner of, the Representative, any Underwriter or an NASD member firm or their respective affiliates;
               (iii) is not an “underwriter or related person.” For purposes hereof, an “underwriter or related person” means the Representative, any Underwriter, counsel to the Underwriters, financial consultants and advisors to the Representative or any Underwriter, finders, any NASD member participating in the Offering, and any other persons related to any member participating in the Offering, any associated person of the member, any members of their immediate family, and any affiliates of the member;
               (iv) has not provided any consulting or other services to NGTV; and
               (v) does not have an “immediate family” relationship with the Representative, any Underwriter or any other NASD member firm. For purposes hereof, “immediate family” relationship means the parents, mother-in-law, father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children of an employee or associated person of an NASD member, except any person other than the spouse and children who does not live in the same household as, have a business relationship with, provide material support to, or receive material support from, the employee or associated person of a member. In addition, the immediate family includes any other person who either lives in the same household as, provides material support to, or receives material support from, an employee or associated person of a member.
          (j) Such Selling Security Holder does not have any registration or other similar rights to have any equity or debt securities registered for sale by the Company under the Registration Statement or included in the Offering, other than as described in the Registration Statement and as have been waived in writing in connection with the Offering.
          (k) In order to document the Underwriters’ compliance with the reporting and withholding provisions of the Tax Equity and Fiscal Responsibility Act of 1982, and the Interest and Dividend Tax Compliance Act of 1983 with respect to the transactions contemplated by this Agreement, such Selling Security Holder agrees to deliver to you prior to or at the Closing Date, a properly completed and executed United States Treasury Department Form W-8 or W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof).
          (l) Such Selling Security Holder (i) confirms that the information regarding the number of securities of the Company beneficially owned by such Selling Security Holder and the identity of any person(s) who exercise investment powers over such securities, as set forth in the Registration Statement and Prospectus under the section captioned “Selling Security

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Holders,” is true correct (ii) confirms that the information provided by the Selling Security Holder on the Selling Security Holder signature page to this Agreement is true and correct, and (iii) acknowledges that the representations and warranties of such Selling Security Holder contained in this Agreement and the information described in clauses (i) and (ii) of this paragraph, are deemed furnished to the Company and the Underwriters in writing for inclusion in the Registration Statement, the Prospectus, and any amendments or supplements thereto.
          (m) Such Selling Security Holder has not offered, or caused the Underwriters to offer, the Holder’s Units to any person or entity with the intention of unlawfully influencing: (i) a customer or supplier of the Company to alter the customer’s or supplier’s level or type of business with the Company or (ii) a journalist or publication to write or publish favorable information about the Company, or its products or services.
          (n) Such Selling Security Holder has been advised that (i) the Company Underwriting Agreement has been filed as an exhibit to the Registration Statement pursuant to the EDGAR filing system and may be examined on the SEC’s web site at www.wec.gov and (ii) a copy of the Company Underwriting Agreement will be furnished by the Company to such Selling Security Holder upon request.
     2. Representations and Warranties of the Company. The representations and warranties of the Company, as set forth in Section 1 of the Company Underwriting Agreement, are hereby incorporated by reference and are hereby made by the Company to each of the Underwriters and the Selling Security Holders as if such representations and warranties were fully set forth at length herein.
     3. Purchase, Sale and Delivery of the Securities.
          (a) On the basis of the representations, warranties, covenants and agreements herein contained, but subject to the terms and conditions herein set forth, each of the Selling Security Holders, severally and not jointly, hereby agrees to sell to the Underwriters, and each Underwriter, upon the basis of the representations, warranties, covenants and agreements herein contained, but subject to the conditions herein stated, agrees, severally and not jointly, agrees to purchase from such Selling Security Holder, at the purchase price per Firm Unit hereinafter set forth (the “Purchase Price”) the number of Holder Firm Units (subject to such adjustments to eliminate fractional Units as you may deem appropriate) that bears the same proportion to the number of Holder Firm Units to be sold by such Selling Security Holder as the number of Firm Units set forth on Schedule B hereto opposite the name of such Underwriter bears to the total number of Firm Units. The Purchase Price for the Holder Firm Units shall be the initial public offering price of the Firm Units, as set forth in the final Prospectus, less an underwriting discount not to exceed 5% of such initial public offering price.
          (b) Payment of the purchase price for, and delivery of certificates representing, the Holder Firm Units shall be made at such time and place as is designated in the

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Company Underwriting Agreement with respect to the Company Units. The closing of the payment of the purchase price for, and delivery of certificates representing, the Holder Firm Units is referred to herein as the “Closing.”
          (c) Payment of the purchase price for the Holder Firm Units shall be made in the manner directed by each Selling Security Holder on the Selling Security Holder Signature Page to this Agreement, upon delivery of certificates for the Holder Firm Units to the Representative through the facilities of The Depository Trust Company for the respective accounts of the several Underwriters. Certificates for the Holder Firm Units shall be registered in such name or names and shall be in such denominations as the Representative may request at least two (2) business days before the Closing Date.
          (d) Each Selling Security Holder hereby waives its right to receive physical delivery of certificates evidencing the Holder Firm Units corresponding to its name on Schedule A to this Agreement, and, as described in Section 1(f) hereof, hereby authorizes the Company’s transfer agent to (i) register the Holder’s Units in the name of the Selling Security Holder and (ii) sell and transfer the Holder’s Units to the Underwriters at the Closing, against delivery to the Selling Security Holder of the net proceeds of sale. Each Selling Security Holder agrees to furnish all information and deliver all signed documents or instruments that may be reasonably requested by the Company or the Representative in order to facilitate the issuance of the Holder Firm Units by the Company and the transfer agent as set forth in this paragraph and Section 1(f).
     4. Offering. Upon authorization of the release of the Holder Firm Units by the Representative, the Underwriters propose to offer the Holder Firm Units, Company Firm Units and, if the Over-Allotment Option is exercised, the Additional Units, for sale to the public upon the terms and conditions set forth in the Prospectus.
     5. Underwriting Discount.
          (a) In consideration of the services to be provided for hereunder, each Selling Security Holder shall pay to the Underwriters or their respective designees, an underwriting discount not to exceed five percent (5%) of the gross proceeds from the sale of such Selling Security Holder’s Holder Firm Units, payable by the Selling Security Holder.
          (b) The Representative reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by the NASD to the effect that the Underwriters’ aggregate compensation is in excess of NASD rules or that the terms thereof require adjustment.
     6. Conditions of Underwriters’ Obligations. The obligations of the Underwriters to purchase and pay for the Holder Firm Units as provided herein shall be subject to: (a) the accuracy of the representations and warranties of the Selling Security Holders herein contained, as of the date hereof and as of the Closing Date, (b) the performance by the Company of all of its obligations under the Company Underwriting Agreement, (c) the satisfaction of all conditions

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precedent to consummation of the transactions contemplated by the Company Underwriting Agreement, or the waiver thereof by the party entitled to performance and (d) consummation of the transactions contemplated by the Company Underwriting Agreement.
     If any of the conditions specified in this Section shall not have been fulfilled when and as required by this Agreement, all obligations of the Underwriters hereunder may be cancelled by the Representative at, or at any time prior to, the consummation of the Closing, and the obligations of the Underwriters. Notice of such cancellation shall be given to the Company in writing, or by telephone. Any such telephone notice shall be confirmed promptly thereafter in writing.
     7. Indemnification and Contribution.
          (a) The Company agrees to indemnify and hold harmless each Selling Security Holder from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus (or any amendment or supplement thereto) or any Preliminary Prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Selling Security Holder furnished to the Company in writing by such Selling Security Holder expressly for use therein.
          (b) Each Selling Security Holder agrees to indemnify and hold harmless the Company and each Underwriter, and their respective affiliates, directors and officers and each person, if any, who controls each such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, the legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus (or any amendment or supplement thereto) or any Preliminary Prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to the Selling Security Holder furnished to the Company or the Representative, in writing, by the Selling Security Holder, it being understood and agreed that the only such information furnished by the Selling Security Holder consists of (i) the representations and warranties of the Selling Security

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Holder in this Agreement, (ii) the information provided by the Selling Security Holder on the Selling Security Holder Signature Page to this Agreement and (iii) the information relating to the Selling Security Holder contained or referenced under columns “(1), “(3)” and “(4)” of the table under the heading “Selling Security Holders” in the Prospectus, and the footnotes corresponding thereto.
          (c) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless each Selling Security Holder from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus (or any amendment or supplement thereto) or any Preliminary Prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only insofar as any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Company in writing by or on behalf such Underwriter expressly for use in the Registration Statement and the Prospectus (or any amendment or supplement thereto) or any Preliminary Prospectus, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the information in the Prospectus under the caption “Underwriting.”
          (d) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to the preceding paragraphs of this Section 7, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that

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there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representative, any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company and any such separate firm for the Selling Security Holders shall be designated in writing by holders of a majority of Holder Firm Units. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
          (e) If the indemnification provided for in paragraphs (a), (b) and (c) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Security Holders on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and the Selling Security Holders on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Security Holders on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company and the Selling Security Holders from the sale of the Securities and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Firm Units. The relative fault

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of the Company and the Selling Security Holders on the one hand and the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Security Holders or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          (f) The Company, the Selling Security Holders and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (e) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (e) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint. Notwithstanding the provisions of this Section 7, in no event shall the liability of a Selling Security Holder under this Section 7 exceed the amount by which the proceeds to such Selling Security Holder, after underwriting discounts and commissions, exceeds the amount of any damages that the Selling Security Holder has otherwise been required to pay pursuant to this Section 7.
          (g) The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.
     8. Survival of Representations and Agreements. All representations and warranties, covenants and agreements of the Company and the Underwriters contained in this Agreement or in certificates of officers of the Company or any Subsidiary submitted pursuant hereto, including the indemnity and contribution agreements contained in Section 7 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Underwriter or any controlling person thereof or by or on behalf of the Company, any of its officers and directors or any controlling person thereof, and shall survive delivery of and payment for the Holder Firm Units to and by the Underwriters. The representations contained in Section 1 hereof and the covenants and agreements contained in Sections 5, 7, this Section 8 and

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Sections 10, 12, 13 and 14 hereof shall survive any termination of this Agreement, including termination pursuant to Section 9 hereof.
     9. Effective Date of Agreement; Termination. This Agreement shall become effective in the manner and at such time as the Company Underwriting Agreement becomes effective. The Representative shall have the right to terminate this Agreement at any time prior to the consummation of the Closing for any of the reasons and in the manner it is permitted to terminate the Company Underwriting Agreement.
     10. Notices. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing, and:
          (a) if sent to the Representative or any Underwriter, shall be mailed, delivered, or faxed and confirmed in writing, to Capital Growth Financial, LLC, 225 NE Mizner Blvd., Suite 750, Boca Raton, Florida 33432, Attention: Michael S. Jacobs, President, in each case, with a copy to Underwriters’ Counsel at Schneider Weinberger & Beilly LLP, 2200 Corporate Blvd. NW, Suite 210, Boca Raton, Florida 33431, Attention: Steven I. Weinberger, Esq.;
          (b) if sent to the Company shall be mailed, delivered, or faxed and confirmed in writing to the Company and its counsel at the addresses set forth in the Registration Statement; and
          (c) if sent to the Selling Security Holders, shall be mailed, delivered, or faxed and confirmed in writing to the Selling Security Holders at their respective addresses and facsimile numbers designated on the applicable Selling Security Holder Signature Page to this Agreement.
provided, however, that any notice to an Underwriter pursuant to Section 7 shall be delivered or sent by mail or facsimile transmission to such Underwriter at its address set forth in its acceptance facsimile to the Representative, which address will be supplied to any other party hereto by the Representative upon request. Any such notices and other communications shall take effect at the time of receipt thereof.
     11. Parties. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Underwriters, the Company and the controlling persons, directors, officers, employees and agents referred to in Section 7 hereof, and the Selling Security Holders, and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and said controlling persons and their respective successors, officers, directors, heirs and legal representatives, and it is not for the benefit of any other person. The term “successors and assigns” shall not include a purchaser, in its capacity as such, of Holder Firm Units from any of the Underwriters.

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     12. Governing Law. This Agreement shall be deemed to have been executed and delivered in Florida and both this Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of Florida, without regard to the conflicts of laws principals. Each of the Underwriters and the Company: (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in a State or Federal Court located in Palm Beach County, Florida, (b) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of State and Federal Courts located in Palm Beach County, Florida in any such suit, action or proceeding. Each of the Underwriters and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the a State or Federal Court located in Palm Beach County, Florida and agrees that service of process upon the Company mailed by certified mail to the Company’s address or delivered by Federal Express via overnight delivery shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the Underwriters mailed by certified mail to the Underwriters’ address or delivered by Federal Express via overnight delivery shall be deemed in every respect effective service process upon the Underwriter, in any such suit, action or proceeding. THE COMPANY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REGISTRATION STATEMENT AND THE PROSPECTUS. No Selling Security Holder not affected by any suit, action or proceeding arising out of or relating to this Agreement need be made a party to any such suit, action or proceeding.
     13. Entire Agreement. This Agreement, together with the schedule and exhibits attached hereto and as the same may be amended from time to time in accordance with the terms hereof, contains the entire agreement among the parties hereto relating to the subject matter hereof and there are no other or further agreements outstanding not specifically mentioned herein.
     14. Severability. If any term or provision of this Agreement or the performance thereof shall be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be valid and enforced to the fullest extent permitted by law.
     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Each Selling Security Holder shall execute a separate counterpart Selling Security Holder Signature Page to this Agreement, each of which shall

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                    , 2006

become a part of this Agreement. Delivery of a signed counterpart of this Agreement by facsimile transmission shall constitute valid and sufficient delivery thereof.
     16. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
     17. Time is of the Essence. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.
[Signature Pages and Schedules Follow]

[COMPANY AND REPRESENTATIVE SIGNATURE PAGE]
     If the foregoing correctly sets forth your understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

Very truly yours, NGTV, a California corporation
By:
Name:
Title:

     Accepted by the Representative, acting for itself and as Representative of the Underwriters named on Schedule A attached hereto, as of the date first written above:
CAPITAL GROWTH FINANCIAL, LLC

By:

Name:
Title:
[Selling Security Holder Signature Pages to Follow]

[SELLING SECURITY HOLDER SIGNATURE PAGE — INDIVIDUALS]
     If the foregoing correctly sets forth your understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

Signature of Selling Security Holder:

Signature of Joint Tenant, if any

Print Name of Selling Security Holder:

Address:

Telephone Number:

Fax Number:

Tax Identification Number:

Number of Holder’s Units:

Amount and Type of Other NGTV Securities Beneficially Owned by Selling Security Holder

Directions for Payment of Proceeds (initial one):

[ ]	Deposit to my account at Capital Growth Financial LLC Account No.

[ ]	Check sent by U.S. Mail to the Address Listed Above.

[ ]	Wire transfer to the Following Coordinates (Selling Security Holder to pay any wire transfer fees imposed by Receiving Bank):

ABA Code:

SWIFT Code:

Bank Name:

Bank Address:

Amount:

F/B/O:

Account No.:

Other:

[Selling Security Holder Signature Page — Entities follows]

[SELLING SECURITY HOLDER SIGNATURE PAGE — ENTITIES]
     If the foregoing correctly sets forth your understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

Name of Entity:

Signature of Authority Signatory:

Print Name of Authorized Signatory:

Address:

Telephone Number:	( )

Fax Number:	( )

Tax Identification Number:

Number of Holder’s Units:

Amount and Type of Other NGTV Securities Beneficially Owned by Selling Security Holder

Directions for Payment of Proceeds (initial one):

[ ]	Deposit to my account at Capital Growth Financial LLC Account No.

[ ]	Check sent by U.S. Mail to the Address Listed Above.

[ ]	Wire transfer to the Following Coordinates (Selling Security Holder to pay any wire transfer fees imposed by Receiving Bank):

ABA Code:

SWIFT Code:

Bank Name:

Bank Address:

Amount:

F/B/O:

Account No.:

Other:

[End of Signature Pages]

SCHEDULE A
Selling Security Holders

Name of Selling Security Holder	Number of Holder Firm Units

TOTAL	[1,830,507]

SCHEDULE B
Underwriters

Number of
Additional Units to
be Purchased if
	Total Number of	Number of Company	Number of Holder	Over-Allotment
	Firm Units to be	Firm Units to be	Firm Units to be	Option is Fully
Underwriter	Purchased	Purchased	Purchased	Exercised
Capital Growth Financial, LLC

TOTAL	[5,997,174]	[4,166,667]	[1,830,507]	[899,576]